EXHIBIT 99.1

1Q24 Earnings Considerations

To give perspective regarding market and planned factors affecting 1Q 2024 results, we are providing the following summary of items management believes will impact 1Q 2024 results relative to 4Q 2023 results. These factors are generally limited to significant planned activities, market dynamics, and seasonal demand patterns. This is only intended to provide information regarding current estimates of these factors. It is not comprehensive of all changes between 4Q 2023 and 1Q 2024 results and is not an estimate of 1Q 2024 earnings for the Corporation. For example, the table below does not reflect operating performance; ongoing improvement initiatives; impacts from the seasonality of base operating expenses; unscheduled downtime; or foreign exchange fluctuation, among other factors. Further, this list may not account for all adjustments and charges required to fully reflect the changes in industry conditions and are subject to finalization of the Corporation’s financial reporting process for 1Q 2024.

$ billions	Upstream	Energy Products	Chemical Products	Specialty Products	Corp & Fin	Total
4Q23 earnings (loss), U.S. GAAP	4.1	3.2	0.2	0.7	(0.6)	7.6

4Q23 Identified Items
Impairments	(2.7)		(0.3)	(0.1)		(3.0)
Gain/(Loss) on sale of assets	0.3					0.3
Tax-related items	0.2	0.2	0.1	0.0	0.1	0.6
Other			(0.1)	(0.0)		(0.2)

4Q23 earnings (loss) excluding Identified Items (non-GAAP)	6.3	3.0	0.6	0.7	(0.6)	10.0

Due to rounding, numbers presented above may not add up precisely to the totals indicated.

Estimated effects of market factors impacting 1Q24 results
Change in liquids prices	(0.4) - 0.0
Change in gas prices	(0.6) - (0.2)
Change in industry margins		0.5 - 0.7	0.0 - 0.2	0.0 - 0.2
Change in timing effects[1]	(0.2) - 0.2	(1.3) - (0.9)

Estimated effects of planned and seasonal factors, and other items impacting 1Q24 results
Change in scheduled maintenance	(0.1) - 0.1	(0.7) - (0.5)	(0.1) - 0.1	(0.1) - 0.1
Absence of year-end inventory effects	0.3	(0.1)	0.0	(0.2)

¹ Timing effects are primarily related to unsettled derivatives (mark-to-market) and other earnings impacts driven by timing differences between the settlement of derivatives and their offsetting physical commodity realizations (due to LIFO inventory accounting).

Outlooks, estimates, projections, and other statements of future financial impacts of certain factors as provided in this publication are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Actual future impacts of these certain factors for 1Q 2024 may vary from our estimates for a number of reasons, including additional unidentified factors related to: sales volume and sales mix numbers; supply and demand imbalances including as a result of direct or indirect restrictions on production; regional pricing differentials and refining and chemical margins; seasonal impacts on product demand and operating expenses; resolution of trading and derivative positions for the quarter; global and regional hostilities, including border disputes, nationalizations, war, terrorism, or civil unrest and its impact on markets and our assets around the world; price impacts and the broader government responses to inflationary pressures; changes in interest and exchange rates; supply chain disruptions; planned cash and operating expense reductions; total capital expenditures and mix; maintenance costs and incidents; production shut-ins and mix; financing costs; the resolution of any contingencies and uncertain tax positions; environmental expenditures; impact of fiscal, contractual, and commercial terms applicable to the quarter; the outcome of commercial negotiations related to the quarter; the timing and regulatory approval of any acquisitions or divestments; regional differences for product demand; changes in consumer behavior including the impact of inflation and/or recession; actions by governments or independent administrative bureaucracies to increase our costs, decrease our ability to produce or replenish reserves, prohibit the export or sale of our products, or prevent the expansion of our low carbon solutions businesses; changes in asset valuation or estimates of fair value as of a certain date; updates or corrections of any estimate used herein; and other market conditions in the oil, natural gas, petroleum, and petrochemical industries. Furthermore, additional factors may exist that will be relevant to 1Q 2024 results that are not currently known or fully understood, including our participation in joint ventures or developments operated by third parties and other factors cited in Item 1A. Risk Factors of our most recent Annual and Quarterly Reports available on the Investors page of our website at www.exxonmobil.com. All forward-looking statements and the assumptions in this filing speak only as of the date hereof. We do not assume or undertake any obligation to update these forward-looking statements or assumptions as of any future date. Any future update or expansion of the forward-looking statements in this filing will be provided only through a public disclosure indicating that fact.

Earnings (loss) excluding Identified Items (non-GAAP) is defined as earnings (loss) excluding individually significant non-operational events with, typically, an absolute corporate total earnings impact of at least $250 million in a given quarter. The earnings (loss) impact of an identified item for an individual segment may be less than $250 million when the item impacts several periods or several segments. Earnings (loss) excluding Identified Items does include non-operational earnings events or impacts that are generally below the $250 million threshold utilized for identified items. When the effect of these events is material in aggregate, it is indicated in analysis of period results as part of quarterly earnings press release and teleconference materials. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The Corporation believes this view provides investors increased transparency into business results and trends and provides investors with a view of the business as seen through the eyes of management. Earnings (loss) excluding Identified Items is not meant to be viewed in isolation or as a substitute for net income (loss) attributable to ExxonMobil as prepared in accordance with U.S. GAAP.

In accordance with Regulation FD, we are hereby providing notice the Company currently intends to furnish its 1Q 2024 financial results both (1) by posting them on our website at www.exxonmobil.com and (2) in a filing on Form 8-K in the Securities and Exchange Commission EDGAR system, each at approximately 5:30 a.m. CT Friday, April 26, 2024. In the event the EDGAR system experiences technical difficulties or the Company is unable to successfully complete its 8-K filing at the intended time, investors and the public should look for this information at that time on our website. In case of a failed filing, the Company intends to furnish the information on EDGAR as soon as possible after 5:30 a.m. CT Friday, April 26, 2024.
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